UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2006

Hooper Holmes, Inc.

(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) Hooper Holmes, Inc. (the “Company”) announced today that it has received a notice from the staff of the American Stock Exchange (Amex), dated May 10, 2006, advising that the Company is not in compliance with the Amex’s continued listing standards, as provided in Sections 134 and 1100 of the Amex Company Guide. The notice was prompted by the Company’s failure to timely file with the Securities and Exchange Commission its quarterly report on Form 10-Q as of and for the quarterly period ended March 31, 2006. A copy of the Company’s press release, dated May 11, 2006, regarding the Company’s receipt of the Amex notice is attached to this current report on Form 8-K as Exhibit 99.1.

The Company previously announced at the time of filing its 2005 annual report on Form 10-K that, because of the lateness in filing the Form 10-K, the Company anticipated that it would be late in filing the Form 10-Q for the first quarter of 2006.

For the Form 10-Q for the first quarter of 2006 to have been timely filed, the Company would have needed to either:

•	file the Form 10-Q on or before May 10, 2006; or

•	file a Form 12b-25 Notification of Late Filing by May 11, 2006 (in which case the Company would have had up to five additional calendar days to file the Form 10-Q) and then file the Form 10-Q within that five calendar day period.

At present, the Company does not anticipate that it will be able to file the Form 10-Q within the five calendar day period provided if the Company were to file a Form 12b-25.

The Company has advised the Amex that the Company anticipates that the Form 10-Q will be filed within the next several weeks. The Company expects it will be in full compliance with the Amex’s continued listing standards upon filing the Form 10-Q.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
99.1	Press release, dated May 11, 2006, announcing the Company’s receipt of a notice from the American Stock Exchange as to the Company’s non-compliance with the Amex continued listing standards as a result of the failure to timely file the Company’s Form 10-Q for the first quarter of 2006, and certain actions being taken by the Company to implement its strategic financial goals

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: May 11, 2006	By:	/s/ Robert W. Jewett
Robert W. Jewett
Senior Vice President,
Secretary and General Counsel